SUPPLEMENTAL PAY AGREEMENT

THIS SUPPLEMENTAL PAY AGREEMENT (the "Agreement"), dated as of July 18, 2018 is made between Roadrunner Transportation Systems, Inc., a Delaware corporation (the "Company"), and Terence R. Rogers (the "Executive").

Recitals

WHEREAS, the Company has engaged an investment banker to assist the Company in evaluating its strategic alternatives, which could result in a recapitalization of the Company;

WHEREAS, the Executive is currently employed by the Company and is one of the key executives of the Company;

WHEREAS, the Company and the Executive are parties to (i) an Employment Agreement, dated May 22, 2017 (the "Employment Agreement"), and (ii) a Management Retention Agreement, dated as of July 9, 2018 (the "Retention Agreement"); and

WHEREAS, the Company desires to assure the Executive's continued employment and has agreed to pay the Executive certain supplemental pay as an incentive for the Executive to assist in the recapitalization of the Company, subject to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereto agree as follows:

1. Supplemental Pay

(a) If the Company consummates a "Specified Redemption" (as hereinafter defined) at any time while the Executive is an employee of the Company, the Company shall, subject to (1) the execution by the Executive of a general release of claims containing standard terms in the form generally used by the Company (the "Release"), (2) Executive not voluntarily terminating his employment with the Company during the sixty (60) days following consummation of the Specified Redemption, and (3) the Executive's continued compliance with the "Protective Covenants" set forth in Section 5 of the Employment Agreement, pay to the Executive, (i) in monthly installments consistent with the Company's normal payroll schedule during the twelve (12)-month period following his last day of employment with the Company (the "Effective Date") an amount equal to twelve (12) months of the Executive's "Base Salary" (as defined in the Employment Agreement), and (ii) a single-sum amount equal to the premiums that the Executive would have to pay (based upon the COBRA premiums being charged under the Company's health plan as of the Effective Date) if the Executive had elected to continue the health insurance coverage that the Executive was receiving under the Company's group health plan immediately prior to the Effective Date for a period of twelve (12) months after the Effective Date. Payments under this Section 1 shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii), are subject to required tax and other withholdings, and shall be conditioned upon (1) the Executive's execution of the Release within 21 days of the Company's delivery to the Executive of same, and (2) the Executive's continued compliance with the Protective Covenants set forth in Section 5 of the Employment Agreement. Any payments due to the Executive under this Section 1 shall be forfeited if the Executive fails to execute the Release within 21 days of the Company's delivery to the Executive of same or if the Executive breaches the Protective Covenants set forth in Section 5 of the Employment Agreement. The Company shall deliver to the Executive the Release within three (3) business days of the termination of the Executive's employment.

(b) For purposes of this Agreement, "Specified Redemption" means the Company's redemption of shares of the Company's currently outstanding shares of preferred stock with an aggregate redemption price of at least Two Hundred Million Dollars ($200,000,000.00).

2. Termination of Employment Agreement Severance Obligations

. The Executive and the Company agree that if any amount is paid to the Executive pursuant to this Agreement, the Company shall have no obligation under either Section 4.4, Section 4.5 or Section 4.7 of the Employment Agreement (other than the Company's obligations to (i) pay the Executive any unpaid "Base Salary" accrued through the effective date of any termination of the Executive's employment with the Company, and (ii) reimburse the Executive's reasonable business expenses incurred prior to such date, subject to Section 3 of the Employment Agreement).

3. Termination

. This Agreement shall automatically terminate, and all obligations of the parties hereunder shall be automatically released, upon the earlier to occur of (x) consummation of a Liquidity Event (as defined in the Retention Agreement) that will entitle the Executive to receive the "Retention Bonus" specified in the Retention Agreement, (y) termination of the Retention Agreement, and (z) termination of the Executive's employment with the Company, prior to the date that is 60 days after consummation of the Specified Redemption, for any reason (whether voluntarily by the Executive with or without "Good Reason," or by the Company with or without "Cause", as such terms are defined in the Employment Agreement).

4. Non-exclusivity of Rights

. Nothing in this Agreement shall prevent or limit any rights of the Executive to receive any salary, benefit, bonus, incentive or other payment provided by the Company to salaried employees of the Company, except for such rights as the Executive may have specifically waived in writing. Severance payments and other amounts that are vested benefits which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with the terms of such plan or program provided that the supplemental pay provided for in Section 1 of this Agreement shall not be taken into account in determining the amount of any severance or other benefit which is based on compensation.

5. Assignment; Binding Effect

. This Agreement is personal to the Executive and shall not be assignable by the Executive without the prior written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

6. Section 409A.

(a) This Agreement is intended to satisfy the requirements of Section 409A of the Code ("Section 409A") with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a "deferral of compensation" within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment, and (b) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon the Executive or the Company. Any payments described herein that are payable upon a termination of employment will only be paid if such termination constitutes a "separation for service" within the meaning of Section 409A. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b) Notwithstanding anything to the contrary herein, If the Executive is a "specified employee", then no payment or benefit that is payable on account of the Executive's "separation from service", as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive's "separation from service" (or, if earlier, the date of the Executive's death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. For purposes of this provision, the Executive shall be considered to be a "specified employee" if, at the time of his or her separation from service, the Executive is a "key employee", within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock of which is publicly traded on an established securities market or otherwise.

7. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective heirs, personal representatives, successors or assigns, nor may any provision hereof be waived except by a writing signed by the party waiving such provision.

(b) All notices and other communications hereunder shall be in writing and shall be given when hand delivered to the other party or when mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as the party has instructed the notifying party in writing):

If to the Executive:

Terence R. Rogers
734 S. Forest Drive
Barrington, IL 60610

If to the Company:

Roadrunner Transportation Systems, Inc.
1431 Opus Place, Suite 530
Downers Grove, IL 60515
Attention: Chairman of the Board

with a copy to:

Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, AZ 85016
Attention: Bruce E. Macdonough

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof.

(f) The payment of any amount to Executive hereunder shall not be claimed or construed as evidence of Executive's continued employment by the Company in any way, nor shall such payment confer upon Executive any employment right or benefit, nor any powers.

(g) In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party for all reasonable costs incurred by the prevailing party in connection with any claim arising out of this Agreement, including the reasonable costs and reasonable fees of counsel.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By: ______________________
Curtis W. Stoelting,
Chief Executive Officer

EXECUTIVE

____
TERENCE R. ROGERS